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The following is a transcript of a conference call with analysts and others held on December 8, 2005.

Operator

Good day everyone, and welcome to the Electronic Arts announcement conference call. Today’s call is being recorded. For opening remarks I would now like to turn the conference over to Ms. Tricia Gugler, Director of Investor Relations. Please go ahead.

Tricia Gugler — Electronic Arts — Director of Investor Relations

Great, thank you. Good afternoon and welcome to our call. Today on the call we have Larry Probst, Chairman and Chief Executive Officer; Warren Jenson, Chief Financial and Administrative Officer; and Mitch Laskey, Chairman and Chief Executive Officer of JAMDAT. Before we begin I would like to remind you that you may find copies of our SEC filings, our earnings release and a replay of the Web-cast on our web site at investor.ea.com. Shortly after the call we will post a copy of the script on our web site. During the course of this call, we may make forward-looking statements regarding future events, the proposed acquisition of JAMDAT by EA, and future financial performance of EA and JAMDAT. We caution you that actual results and events may differ materially. We refer you to EA and JAMDAT’s most recent Form 10-K and 10-Q for a discussion of risk factors that could cause actual results to differ materially from those discussed today. We make these statements as of December 8, 2005, and disclaim any duty to update them. And now I’d like turn the call over to Warren.

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Thanks Tricia. Good afternoon and thanks for joining us. I would especially like to welcome Mitch and any JAMDAT team members who are on the line, as we are very excited about working with you in the years ahead. We are very pleased today to announce that we have reached a definitive merger agreement to acquire JAMDAT, a global leader in mobile interactive entertainment. On our call today, we would like to do a few things. I’ll spend a few minutes walking you through our strategic rationale for this acquisition and some of the deal specifics. I will then turn it over to Mitch to share his thoughts. Then, following these brief remarks, Larry, Mitch and I will take a few questions. Before I start, let me take a minute and give you an update on recent sales trends. As we said publicly last week, our early November results were soft and below our expectation. Although we did see an uptick, Thanksgiving week in North America, the first week of December looked a lot more like early November in both North America and in Europe — soft and below our expectation. There are obviously many critical selling days left in December. That said, we wanted to let you know what we are seeing. By-and-large, the trend has been negative. And now back to the deal. There are several strategic reasons for our acquisition of JAMDAT. Let me walking through five, specifically. First, mobile games are a big deal. Today, this segment is north of $1 billion globally, and by most estimates will reach over 5 billion in the next several years. Consider the following — the mobile phone today is quickly becoming ubiquitous. We estimate there are over 1.5 billion handsets in the world but less than 40% are game-enabled. This percentage is growing rapidly. The trend toward mobility is undeniable. Whether it’s the cell phone, the iPod, PSP or NDS, consumers want entertainment on the go. Mobile interactive entertainment is also affordable. Most in the world today cannot afford a $300 console, but many have a cell phone and can afford a game. Second, this is great for consumers. Together, we expect to publish over 50 mobile games in our first 12 months. JAMDAT brings some of the most successful titles in the industry, including Tetris, Bejeweled and JAMDAT Bowling. EA brings a portfolio of Blockbuster franchises popular with gamers all over the world. As technology continues to improve, the mobile entertainment experience will only get better from here. Third, we love the JAMDAT team. They are a great fit across the board. We intend to integrate EA’s Mobile business with JAMDAT, and Mitch will lead our combined Mobile business going forward. Fourth, JAMDAT has proprietary technology and processes for mobile game development and deployment. This expedites our ability to bring our content to market. In addition, we think it will allow us to scale our global business faster. Fifth, this arrangement expands our carrier relationships. Worldwide, these partnerships give us access to roughly 900 million wireless subscribers who are served through 90 carriers in 40 countries. Before turning the call to Mitch, let me share with you some deal specifics and financial information. We are paying $27 per share, representing a premium of 32% on a trailing 60-day basis and a 24% on a trailing 90-days. JAMDAT has 25.3 million fully-diluted shares. The transaction is subject to customary closing conditions, including the approval of JAMDAT shareholders and regulatory approval. We expect the closing to occur in our fourth fiscal quarter. We also expect non-reoccurring acquisition-related GAAP charges in the neighborhood of $0.10 to $0.15 per diluted share. We expect the transaction to be solidly accretive on a non-GAAP basis over the long-term. In summary, we’re excited about this acquisition and what it brings to consumers and to our shareholders. This is an important step for us in accelerating our strategic plan for global expansion in mobile interactive entertainment. We will be working with Mitch and his team over the next few months to build out our plans. Now, let me turn the call over to Mitch.

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

Thanks Warren. The acquisition that we’re announcing today will unite the most successful development and publishing company in the mobile games business, JAMDAT, with the worldwide leader in interactive entertainment, Electronic Arts. The combined strengths and resources of the two companies will position us to address the growth opportunities in the wireless entertainment field worldwide. We believe this transaction benefits our shareholders by providing them enhanced value on their investments. And further, the combination of EA and JAMDAT will represent a significant milestone for mobile entertainment. JAMDAT has established a strong foundation, we’ve demonstrated a scalable business model, supported our carrier partners and created fun, addictive mobile games for our customers. We’ve also developed industry-leading wireless technologies and processes, as Warren talked about, to deploy our games to the numerous carriers and handsets around the world. The most exciting aspect of this deal is the opportunity that lies ahead, to bring the very best mobile games to over 1.5 billion wireless subscribers worldwide. On behalf of the entire JAMDAT team, we’re looking forward to joining EA and working together with Larry and his team, to execute on our global wireless strategy. )Warren Jenson:Great. Thanks Mitch. Operator, we’ll turn it open to a few questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Elizabeth Osur, Citigroup.

Elizabeth Osur — Citigroup — Analyst

Thanks Mitch. I was hoping maybe you could comment on some of the contracts at JAMDAT whether or not we need to be concerned about your losing access to intellectual property and content that might have change of control provisions in it. Thank you.

Larry Probst — Electronic Arts — Chairman, CEO

Thank you. There are a couple of licenses in our portfolio — but only a couple — that have change of control provisions. Certainly, among those would be our Activision agreement for Tony Hawk and Gun. But by-and-large, the majority of our licenses will transition to Electronic Arts and become part of the combined Electronic Arts and JAMDAT portfolio.

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Liz, I would just add that obviously, in diligence, we spent time going through that and felt very comfortable with the contractual arrangements that are in place. I would also add that we’re going to be a great partner, so we hope that they will all continue.

Elizabeth Osur — Citigroup — Analyst

Is there any way to size the percentage of revenues that might be subject to change of control provisions?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

No.

Operator

Heath Terry, Credit Suisse first Boston.

Heath Terry — Credit Suisse first Boston — Analyst

You talked at the beginning of the call about, obviously, the weaker start to November and that continuing into the first week of December. In addition to the announcement tonight, we also got NPD data for the month of November. Our first kind of cut on that data showed that you guys are running up 16% year-over-year in the US. And relative to consensus, that kind of has you ahead of things. I was wondering, is there — should we just not rely so much on that data? Because, obviously, there are some big differences between that data and the way you report revenue. Or is there something else there that maybe we are missing that we should be taking into consideration?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Heath, it’s hard for me to comment on the NPD data, because we just haven’t seen it yet, given the timing of this call. And so I don’t really know quite how to contrast the two. As we said here a week ago, we think we’re holding our own competitively. But what we’ve seen are just trends where we’ve seen softness and results that were below our expectations. And as we said a week ago, given the fact we were having a call today, we felt it was important to let you know what we’re seeing.

Heath Terry — Credit Suisse first Boston — Analyst

I appreciate that. Is there a way that maybe you can, I guess, quantify that weakness a little bit? Is it within any one segment or platform that we are really seeing this, or current generation, versus handheld, versus 360? Is it pricing? Is it volume?

Larry Probst — Electronic Arts — Chairman, CEO

I don’t think it’s any one thing or any one platform, and the softness that we’re describing is based on our observation of what has been happening, most specifically in the first two weeks of November and in the first week of December and based on our monitoring of the retail channel and our ongoing and constant discussions with our key retail partners. It’s not any one platform or collection of titles or price point or anything like that. There just seems to be a general softness in the market. I think some of it has to do with the launch of 360 and there being some pent-up demand prior to that, but then it happening. And then still a lot of people that are sitting on the sidelines, hoping that they are going to get an Xbox 360 prior to holiday season. So we are just going to have to watch the market over the next three weeks and see how it unfolds.

Heath Terry — Credit Suisse first Boston — Analyst

Last question, kind of around this. Fair to say that the trend is equally apparent in the US as Europe?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Yes.

Operator

Tony Gikas with Piper Jaffray.

Tony Gikas — Piper Jaffray — Analyst

A couple of quick questions. Warren, maybe you could just walk us through a little bit about how you valued JAMDAT — just the methodology. And second question — maybe, Mitch, this one is more directed toward you. We’ve been hearing that shelf space is in — or deck space is in high demand with the carriers. Do you think that they could be contracting shelf space in the coming months or years, as there is other content offerings that — such as VCAST, that the carriers are getting interested in?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

I’d be happy to go through the first part of it. I would say, as you would expect, we look at a ton of cash flow metrics and project our cash out over an acquisition horizon. And then do various traditional valuation methodologies around those in order to calculate value. So we’re looking at the discounted cash flow, our rates of return, obviously the accretion and dilution and the like. I think, if you take one step back from that — if there’s a word in our mind that we can describe why we did this, it’s acceleration. And what we have come to appreciate here over the last several weeks and months is that, if — with combined forces, it really allows both of our organizations to go that much faster, globally. And it’s our objective that we — as you know, we want to win and we would like to have leadership on a global basis. So combining, we think that gives us great opportunity.

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

And let me just address the shelf space contraction question. I think I want to draw a little bit of a distinction between two things that you’re talking about — while I do believe that there is a degree of shelf space contraction, I don’t think it’s exactly as you’ve indicated. It’s not really driven by other offerings like video and other kinds of entertainment applications crowding games out of the shelf. But it’s really a more natural evolution of the market toward quality. As that evolution occurs, carriers are culling their decks and, I think, are moving toward keeping a smaller number of higher quality products on the shelves. And certainly, in that context, we believe that this deal is a tremendous advantage, because in a contracting — in a shelf space environment where there is a degree of contraction, what better to bring to the table than a portfolio of games like Tetris, Bejeweled and Downtown Texas Hold ‘Em from the JAMDAT portfolio, Need for Speed, FIFA, Madden and The Sims from the EA portfolio? I think we’ll be extremely well-positioned to continue to maintain high market share in that environment.

Operator

John Taylor, Arcadia.

John Taylor — Arcadia — Analyst

When JAMDAT has done guidance for the future and so on, you guys have been pretty clear about margin goals and that sort of thing. And I’m wondering if, on a combined basis, you would change that expectation from where you set it. Do you see much operating leverage at this point, when you guys get everything combined and moving forward?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Well, I think one thing, J.T., that Mitch and his team have done is an outstanding financial job with their company in building a scalable infrastructure — technical infrastructure, in order for there to be some terrific margin expansion. So, I think we feel very good about the margins. I think the one thing that I would — not a caution, but more of a statement is, we do want to increase our presence rapidly in both Europe and in North — and in Asia. So, one of the things that we will be doing here, over the next several months, as I mentioned is sitting down with Mitch and his team and working out our plans to accelerate our combined growth in those markets outside of North America. Again, that said, I think the long term margin characteristics here are very positive. Our complements to Mitch and his team on the technology platform they have built, which has allowed them to drive scalability into their business and the results.

John Taylor — Arcadia — Analyst

So, do you think, on a combined basis, when your — when you reach mature margin, you’ve got a shot at having better mature margins than what JAMDAT has been talking about, longer-term?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Way to early to make any calls like that. We’ll update you as we move into the normal budgeting process. Right now, we feel great about what we see going forward. And for us now, it’s about, really, unleashing the horsepower of our collective organizations to advance our objectives around the world.

Operator

Mike Wallace with UBS.

Mike Wallace — UBS — Analyst

I’m just curious. What was the deciding factor in not going ahead and building on your own, as opposed to going out and buying 700 million — it seems like a lot, if you were to do this on your own for the next year or two. Did you look at that? And what made you think that you couldn’t accomplish what you wanted to accomplish on your own? And for Mitch, why sell the Company now, if you are going to do a buck next year, presumably, after that things get better? You know you would, I would assume, have a stock price that would be meaningfully higher. So why sell the Company know? Is there something out there that made you think you needed a bigger partner?

Larry Probst — Electronic Arts — Chairman, CEO

Mike, this is Larry. I’ll take a crack at the first part of that. Obviously, this is a build-or-buy decision. And we have very carefully assessed this space over multiple months. We clearly are impressed with the job that JAMDAT has done, specifically in the North American market. They are the clear market leader in that geography. As Warren said, we think that on a combined basis, we can go very quickly, very aggressively, not only in North America but in Europe and Asia. And yes, we could build it over time, but over that same period of time, JAMDAT is not going to stand still and wait for us to catch up. So in all markets in which we compete, we like to be the leader. We prefer to be number one. And aligning ourselves with them allows us to accomplish that immediately in North America and, we think, drive toward that market leadership position in Europe and Asia, longer-term.

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

And Mike, to your point about JAMDAT, about why sell the Company now, just two quick things. One, first of all, we think that the $27 in cash is a great result for our shareholders, and we are very happy about that. And second, I think we view this transaction more as sort of playing offense as opposed to playing defense. We are not really seeing anything in the market that suggests to us that this was a transaction that we needed to do because of some weakness. But rather, we believe that, as Larry just expressed, we want to win worldwide as well. And we believe that the combined strengths of the organizations will put us in a position to really do that a lot faster and a lot bigger than we could have done it on our own. So we view it very, very positively in that regard. And as I said, we view it as a move to play offense rather than defense.

Mike Wallace — UBS — Analyst

And I had just one more question. Warren, if the path, if you guys have come in below, we would get a preannouncement. If you come materially below the guidance that was set out for December, would you preannounce? Or is this a way of saying, we may not get there; we’ll talk more in January?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Mike, our objective today was to tell you what we know. And we had this call, and we felt we wanted to just tell you what we are seeing. We are in no way in a position to make an announcement at this time. As I said, there are many critical selling days ahead in December and moving forward.

Operator

Brian Pitz, Morgan Stanley.

Brian Pitz — Morgan Stanley — Analyst

Two quick ones. What operational metrics should we look at to gauge the health of this business, going forward — this new business? And how does this deal potentially change your outlook for acquisitions in the future? You’ve mentioned Europe is a big opportunity. Will mobile be the primary focus, or will you look back to the core business as well?

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

Mitch, do you want to take the first part?

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

Yes, I’ll take the operational metrics question. As you know — those of you who followed us in the past, we have talked about the increase in game-capable handsets on a global basis as the primary driver of this market worldwide. We’ll continue to look to those fundamentals as the base driver for this business going forward, and that shouldn’t change at all. I think Larry, Warren and the team from JAMDAT are going to sit down over the next couple of months, and we are going to figure out the appropriate mix, I think, between additional investment in growth, growth in the Asian and European markets, how fast we want to accelerate that and sort of look at the structure of the business going forward. But I would say fundamentally, it’s going to be the same drivers that those of you who have been following us in the past have been focusing on, which is the expansion of next-generation handsets worldwide.

Larry Probst — Electronic Arts — Chairman, CEO

With regard to the second part of your question, regarding our acquisition strategy, I don’t think that this changes anything going forward. We will continue to look for acquisition opportunities that we think are strategic. We’ve talked about that many times. We look for companies that own or control significant content, longer-term. We look for companies with development resources or distribution capabilities that we don’t have. So if we can find companies that have strategic value that make sense to us financially, where they have a strong management team in place, like we believe there is with Mitch and his team at JAMDAT, and where the two organizations are culturally compatible — and again, we think this is a great fit between these two companies — we will move forward.

Operator

Justin Post, Merrill Lynch.

Justin Post — Merrill Lynch — Analyst

First question — in Asia, what are the challenges to really gaining market share there? I know that’s a big opportunity with the wireless. And can you just talk about what your plan is for rolling out over there?

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

This is Mitch. I think we’ve seen some changes in the Asian market that are extremely encouraging, and we (Multiple Speakers) ranks of this combined entity. In particular, we see the rise of 3-D Japanese market with the success that KDDI has had on the BREW platform and (Multiple Speakers) very high-end handsets in that market. And we think that (Multiple Speakers) EA products and some of the JAMDAT products will play very, very well in that environment. Obviously, we see expansion in China and India has being key drivers. And again, we are absolutely thrilled to be able to have access to products like FIFA and EA’s Cricket product for those markets. So again, this deal, I think, the combination of the portfolios positions us extremely well to take advantage of some things that are happening in the Asian market which we think are every positive.

Justin Post — Merrill Lynch — Analyst

A couple of quick follow-ups. Can you talk at all about how Tony Hawk or Gun are doing on the platform, just so we can kind of think about how EA’s content can work for you, Mitch? And then Warren, can you talk a little bit about the return you get on your cash on an annual basis — what your expectations are for that, so we can do the modeling for next year?

Mitch Laskey —JAMDAT Mobile Inc. — Chairman, CEO

Let me take the first part of that. This is Mitch. The Tony Hawk and — first of all, Gun is not yet out on mobile. So we are not going to look at that. But the Tony Hawk product has historically been a very solid product for it. It’s not a product that generates more than 10% of our revenue, so we haven’t historically broken it out separately from the rest of our aggregated revenues. But again, it’s a solid performer for us.

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

And in terms of cash return, we are solid double-digits in terms of an IRR on the transaction. And that is on a stand-alone basis, without really factoring in what we hope to be able to do in terms of accelerating our portfolio — accelerating the development of our own IP through the JAMDAT development and deployment system. One thing is kind of a follow-up to what Mitch said that I think is terrific is they truly have built an exceptional development, deployment and deployment platform and process and also have built a huge knowledgebase of developing and deploying in, say, India or in Eastern Europe and using different low-cost parts of the world in order to build out their games. We help to benefit from that knowledgebase. Operator, one more question?

Operator

Jeetil Patel, Deutsche Bank Securities.

Jeetil Patel — Deutsche Bank Securities — Analyst

Two questions, guys. First of all, on the JAMDAT acquisition, can you talk about how much of your content is at least relevant to push through the mobile platform as you look at fiscal 2007 and 2008? Do you kind of envision that most of the content will be available on the mobile device, as you look forward here? I know it’s pretty early kind of in terms of thinking about it. But I just went to get a rough idea here, initially. Second, I’m going to go beat the dead horse on the holiday season. But do you think that the success of the iPod and consumer discretionary dollarsdedicated to that category or that platform and media format may be encroaching on the video game business here, this holiday season?

Larry Probst — Electronic Arts — Chairman, CEO

I’ll take a cut at the second part of your question. We’ve asked some of our key accounts that same exact question in the last couple weeks, and their answer is no. So I think they are probably the best barometer of whether or not they think that’s having an impact on our business. And they don’t see it.

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

And looking at the — Jeetil, looking at the first part of that question — this is Mitch — we are really looking at the EA products and their mobile — the opportunity for those products in mobile in three categories — obviously, sports principal among them (Multiple Speakers) played on our own in the sports business, but EA brings a tremendous amount of market power and consumer reach in the sports business. And we think that those products will do very, very well in mobile. The EA games products, like The Sims, Need for Speed and others have tremendous opportunities for exploitation in mobile, as we’ve discussed before. And I think also I’d like to just make mention of Pogo, which we think is an extremely important strategic asset and one that, in combination with some of our very, very top-performing casual products, like Tetris and Bejeweled, could also form the basis for an exceptional arcade business in Mobile.

Jeetil Patel — Deutsche Bank Securities — Analyst

So, just as a follow-up, can you just give us a sense, if you’d take a step back and just give a sense of how fast it takes to develop a mobile game, just so that I think it gives us a rough sense of how fast you can kind of ramp up on that initiative? And I would assume that, given the broader extent product offering — the 120 million is kind of consensus out there for ‘06 at JAMDAT, may prove conservative, given the ability to go monetize a lot of the EA content available.

Mitch Laskey — JAMDAT Mobile Inc. — Chairman, CEO

In terms of the amount of time that it takes to create a product, I think we are (Multiple Speakers) depending upon the product, its complexity, whether or not we are taking it to next-generation platforms as well as existing 2-D platforms, can range anywhere from 9 months to 15 months these days. And so (Multiple Speakers) I think you could look at that has a typical development time. Obviously, there’s additional time necessary at the end of that process for deployment to the broadest number of handsets. I don’t really have a comment for you on whether or not our 120 for next year is conservative in combination with EA. But it’s something that I think Warren and I will be working out over the next couple of months.

Warren Jenson — Electronic Arts — Chief Financial and Administrative Officer

One thing that I would add, Jeetil, before we wrap things up today is, I think one of the things that is so inherent here is, this is just great for consumers. Now, when we are talking to our carrier partners, we are bringing really the breadth of the EA portfolio, along with the JAMDAT portfolio, to their customers. And hopefully, that will represent another step forward in the evolution of mobile interactive entertainment. Thanks, everyone, for joining us. I look forward to talking on any follow-up calls. And thank you again.

Operator

Ladies and gentlemen, this will conclude today’s teleconference. We do thank you for your participation, and you may disconnect your phone line at this time.

Forward-Looking Statements

Some statements set forth in this release, including those regarding EA’s proposed acquisition of JAMDAT and the expected impact of the acquisition on EA’s strategic and operational plans and financial results, contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the requirement that JAMDAT’s stockholders must approve the transaction; the required receipt of necessary regulatory approvals, including under applicable antitrust laws; the possibility that the transaction will not close or that the closing may be delayed; the effect of the announcement of the acquisition on EA’s and JAMDAT’s strategic relationships, operating results and business generally, including the ability to retain key employees; EA’s ability to successfully integrate JAMDAT’s operations and employees; general economic conditions; and other factors described in EA’s and JAMDAT’s SEC filings (including EA’s Annual Report on Form 10-K for the year ended March 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and JAMDAT’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2005). If any of these risks or uncertainties materializes, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, EA’s and/or JAMDAT’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. Neither EA nor JAMDAT assume any obligation to update these forward-looking statements.

Additional Information About the Merger and Where to Find It

JAMDAT has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of JAMDAT. JAMDAT’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and JAMDAT. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by JAMDAT by going to JAMDAT’s Investor Relations page on its corporate website at http://investor.jamdat.com.

JAMDAT and its officers and directors may be deemed to be participants in the solicitation of proxies from JAMDAT’s stockholders with respect to the acquisition. Information about JAMDAT executive officers and directors and their ownership of JAMDAT common stock is set forth in the proxy statement for JAMDAT’s 2005 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2005. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of JAMDAT and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

In addition, EA and its officers and directors may be deemed to have participated in the solicitation of proxies from JAMDAT’s stockholders in favor of the approval of the acquisition. Information concerning EA’s directors and executive officers is set forth in EA’s proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on June 24, 2005, and Annual Report on Form 10-K filed with the SEC on June 7, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to EA’s Investor Relations Website at http://investor.ea.com.